Exhibit (21.0)
BADGER METER, INC.
SUBSIDIARIES OF THE REGISTRANT
     The Company’s subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company’s consolidated financial statements.

	Percentage	State or country
Name	of ownership	in which organized
Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic (a subsidiary of Badger Meter International, Inc.)	100%	Czech Republic

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter International, Inc. (an international holding company)	100%	United States (Wisconsin)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia (a subsidiary of Badger Meter Europe)	100%	Slovakia

The following subsidiaries of the Company were discontinued at December 31, 2006 and subsequently liquidated at December 31, 2007.

Badger Meter France SAS (a French holding company) (Badger Meter France SAS was a subsidiary of Badger Meter International, Inc.)	100%	France

MecaPlus Equipements SAS (a subsidiary of Badger Meter France)	100%	France